Exhibit (a)(6)

DWS VARIABLE SERIES I

Amendment

Statement of Change of Principal Office and Resident Agent

The Trustees of DWS Variable Series I (the “Trust”), acting pursuant to the Trust’s Amended and Restated Declaration of Trust (the “Declaration”), dated June 2, 2008, as amended, hereby make the following changes to the Addendum to the Declaration (the “Addendum”) effective immediately:

1.  The address of principal office in Massachusetts in the Addendum is hereby replaced with the following:

Address of Principal Office in Massachusetts:                                               One Beacon Street
Boston, MA 02108

2.  The name and address of the Resident Agent is hereby added to the Addendum:

Name and Address of the Resident Agent:                                                     CT Corporation System
155 Federal Street, Suite 700
Boston, MA 02110

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 7th day of September 2012.

/s/John W. Ballantine	/s/Henry P. Becton, Jr.
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/Dawn-Marie Driscoll	/s/Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/Paul K. Freeman	/s/Kenneth C. Froewiss
Paul K. Freeman, Trustee	Kenneth C. Froewiss, Trustee
/s/Richard J. Herring	/s/William McClayton
Richard J. Herring, Trustee	William McClayton, Trustee
/s/Rebecca W. Rimel	/s/William N. Searcy, Jr.,
Rebecca W. Rimel, Trustee	William N. Searcy, Jr., Trustee
/s/Jean Gleason Stromberg	/s/Robert H. Wadsworth
Jean Gleason Stromberg, Trustee	Robert H. Wadsworth, Trustee

2